Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (together with all exhibits and schedules attached hereto, which includes, without limitation, the Term Sheet attached hereto as Exhibit A (the “Term Sheet”),1 as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of April 20, 2020 by and among (a) Windstream Holdings, Inc. (“Holdings”), Windstream Services, LLC (“Services”), and each of their direct and indirect subsidiaries listed on Schedule 1 hereto (each a “Debtor” or “Windstream Entity”) and, collectively, the “Debtors” or “Windstream”); and (b) Uniti Group Inc. (“Uniti Group”) and each of its direct and indirect subsidiaries listed on Schedule 2 hereto (each, a “Uniti Entity” and, collectively, the “Uniti Entities” or “Uniti”).  This Agreement collectively refers to the Debtors and the Uniti Entities as the “Parties” and to each individually as a “Party” to this Agreement.

RECITALS

WHEREAS, Holdings and certain Uniti Entities are party to that certain Master Lease dated April 24, 2015 (as amended pursuant to that certain Amendment No. 1 to Master Lease dated February 12, 2016, the “Master Lease”);

WHEREAS, Holdings, Services, and certain Uniti Entities are party to that certain Separation and Distribution Agreement dated April 24, 2015 (the “Separation and Distribution Agreement”);

WHEREAS, on February 25, 2019, each of the Debtors commenced cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on July 25, 2019, Holdings and Services initiated an adversary proceeding styled Windstream Holdings, Inc. and Windstream Services, LLC v. Uniti Group, Inc. et al., Case No. 19-08279 (RDD) (the “Adversary Proceeding”) by filing a complaint against the Uniti Entities named therein;

WHEREAS, on July 30, 2019, the Bankruptcy Court entered the Order Appointing a Mediator [Docket No. 874] appointing the Honorable Shelley C. Chapman to serve as mediator and to conduct nonbinding mediation among certain parties in interest;

WHEREAS, on January 22, 2020, Holdings and Services filed an amended complaint (the “Amended Complaint”) against the Uniti Entities named therein;

WHEREAS, on February 3, 2020, certain Uniti Entities filed an answer to the Amended Complaint (the “Answer”) and brought counterclaims against Holdings and Services and third party claims against certain other Windstream Entities;

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Term Sheet or pursuant to Section 101 of the Bankruptcy Code.

WHEREAS, litigation of the claims, counterclaims, and third party claims in the Adversary Proceeding to judgment will result in significant expenditures and allocation of resources by both Windstream and Uniti;

WHEREAS, the Parties have engaged in arm’s length, good faith discussions with the objective of settling any and all claims and causes of action between Windstream and Uniti, including through mediation with Judge Chapman;

WHEREAS, to avoid any further expenditure of time, effort and money and the uncertainty attendant to litigation, the Parties desire fully and finally to compromise, settle and resolve all claims, counterclaims, and third party claims asserted in the Adversary Proceeding or otherwise relating in any way to the subject matter of the Adversary Proceeding upon the terms and conditions set forth herein (the “Settlement”), subject to approval of this Agreement by the Bankruptcy Court and satisfaction of the other terms and conditions set forth herein;

WHEREAS, on March 2, 2020, the Debtors, the Uniti Entities, and certain holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Claims against the Debtors, executed a Plan Support Agreement (the “Plan Support Agreement”) memorializing the Parties’ agreement to pursue the Settlement;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.  Recitals.  Each of the recitals is incorporated by reference and made part of this Agreement.

Section 2.  Exhibits and Schedules Incorporated by Reference.  Each of the exhibits and schedules attached hereto, and any exhibits and schedules to such exhibits and schedules, (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules.  In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern.

Section 3.  Agreement Effective Date.  This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties (subject to all applicable terms and conditions hereof), upon the first date (the “Agreement Effective Date”) that (a) this Agreement has been executed and delivered by each Debtor and each Uniti Entity and (b) the Bankruptcy Court has entered an order, in form and substance reasonably acceptable to the Debtors and the Uniti Entities, approving the Settlement and this Agreement and authorizing the Debtors to enter into and perform their obligations under this Agreement (the “9019 Order”).

Section 4.  Definitive Documentation.

(a)The definitive documents and agreements governing the Settlement (each, a “Definitive Document” and, collectively, the “Definitive Documentation”) shall include: (i) this Agreement, (ii) the Lease Splitter Agreement, (iii) the CLEC Master Lease (the “CLEC Lease”), (iv) the ILEC Master Lease (the “ILEC Lease”), (v) the Asset Purchase Agreement (the “APA”) and any ancillary documents supporting the APA, (vi) documentation necessary or desirable to effectuate the Equipment Loan Program, (vii) any amendments to the Master Lease necessary or desirable to effectuate the transactions contemplated by the Term Sheet as mutually agreed by the Parties, (viii) the Debtors’ motion seeking approval of the Settlement and this Agreement and authorization for the Debtors to enter into and perform their obligations under this Agreement and all Definitive Documentation filed at Docket No. 1558 (the  “9019 Motion”), (ix) the 9019 Order, (x) any and all other documents required, necessary, or desirable to implement the Settlement, including any tax or other legal opinions, and (xi) any other motions seeking to implement any of the foregoing clauses (i) through (x) and any pleadings related thereto.

(b)The Definitive Documentation is subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and the Plan Support Agreement and shall be in form and substance reasonably acceptable to the Debtors, the Uniti Entities, and the Required Consenting Creditors.

Section 5.  Commitments of the Parties.

(a)Effective as of the Agreement Effective Date, each of the Parties, severally and not jointly, hereby covenants and agrees to:

(i)     promptly take all actions necessary in order to stay and hold in abeyance the prosecution of any and all claims, counterclaims, and third party claims in the Adversary Proceeding (to the extent such claims, counterclaims, and third party claims have not been previously stayed and held in abeyance or as necessary to continue such stay), pending the first to occur of (A) the Settlement Effective Date, (B) if the Bankruptcy Court denies the 9019 Motion, the first date on which an appellate court affirms the Bankruptcy Court’s denial of the 9019 Motion and such decision is not subject to further appeal, or (C) if the Bankruptcy Court approves the 9019 Motion but its decision is reversed on appeal, the first date on which such reversal is not subject to further appeals; provided that the Parties expressly agree that the Debtors and Uniti shall be permitted to file pleadings (including responses to any pleadings) in connection with the Settlement or this Agreement, and the Debtors and Uniti expressly reserve the right to file such responses;

(ii)     cooperate with each other in good faith and coordinate their activities (to the extent reasonably practicable) concerning the implementation and consummation of the Settlement, including, without limitation, with respect to regulatory filings, discussions regarding financings related to this Agreement and the Settlement, and opinions to be issued, provided that this Section 5(a)(ii) shall not override Section 6(a)(iv)-(v) hereof;

(iii)     negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documentation;

(iv)     negotiate in good faith revisions to this Agreement and the Settlement, including revisions to the Definitive Documentation, if necessary to enable the issuance of the True Lease Opinions and/or the REIT Opinion;

(v)     use reasonable efforts to support, take all steps necessary to consummate and implement, and facilitate the consummation and implementation of the Settlement; and

(vi)     use reasonable efforts to obtain any and all required regulatory and third-party approvals for the implementation of the Settlement.

(b)Effective as of the Agreement Effective Date, each of the Parties hereby covenants and agrees that it shall not, directly or indirectly:

(i)     object to, delay, impede, or take any other action to interfere with or that is inconsistent with, or is intended or could reasonably be expected to interfere with, delay, or impede the approval, consummation, or implementation of the Settlement;

(ii)     file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement.

(c)In addition to each Debtor’s other obligations hereunder, effective as of the Agreement Effective Date, each of the Debtors hereby covenants and agrees to:

(i)     if any legal or structural impediment arises that would prevent, hinder, or delay the consummation and implementation of the Settlement, take all steps reasonably necessary to address any such impediment;

(ii)     timely file a formal objection to any motion or other pleading filed with the Bankruptcy Court by any person seeking relief that (A) is inconsistent with this Agreement in any material respect or (B) would, or could reasonably be expected to, delay, impede, or interfere with the purposes of this Agreement, including, without limitation, any motion or pleading that seeks to assert any claim or cause of action that would be a Released Claim if brought by any of the Parties;

(iii)     if the Bankruptcy Court denies the 9019 Motion, timely appeal such denial;

(iv)     if the 9019 Motion is granted but subsequently reversed on appeal, timely appeal such reversal;

(v)     not reject the Master Lease pursuant to section 365 of the Bankruptcy Code in the Chapter 11 Cases; and

(vi)     continue to make payments under the Master Lease in the ordinary course and in accordance with prepetition practice as they come due.

(d)Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Party from enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Document; provided that, in each case, any such action is not inconsistent with such Party’s obligations hereunder or in such Definitive Document, as applicable.

Section 6.  Settlement Effective Date.

(a)The Settlement shall become effective, consummated, and binding upon the Parties upon the first date (the “Settlement Effective Date”) that the following conditions have been satisfied (each, a “Condition Precedent”):

(i)     Agreement Effective Date.  The Agreement Effective Date has occurred;

(ii)     9019 Order.  The 9019 Order has (A) not been reversed, stayed, modified or amended and (B)(x) any appeal that has been taken with respect to the 9019 Order has been finally determined or dismissed or (y) the time to appeal or seek reconsideration of the 9019 Order has expired by reason of statute or otherwise and no appeal or petition for review, certiorari or reconsideration of the 9019 Order has been taken or is pending (or if such appeal or petition has been granted, it has been finally decided), as a result of which the 9019 Order has become final in accordance with applicable law (provided that this Section 6(a)(ii) may be waived by Uniti in its sole discretion);

(iii)     Execution of Definitive Documentation.  The Definitive Documentation described in Sections 4(a)(i) through (vii) and (x) has been executed and delivered by each of the parties thereto;

(iv)     True Lease Opinions.  Uniti has received opinions to the effect that each of the CLEC Lease and the ILEC Lease “should” be a “true lease” for U.S. federal income tax purposes from a nationally recognized accounting or law firm of Uniti’s choice (such opinions, the “True Lease Opinions” and, such accounting or law firm, the “Uniti Tax Advisor”); provided that if the Uniti Tax Advisor determines that it cannot deliver the True Lease Opinions, and Windstream, after consultation with its advisors, believes that the True Lease Opinions should be able to be delivered, the issue shall be submitted for consideration to a nationally recognized law firm or accounting firm that is mutually acceptable to both Uniti and Windstream (the “Alternative Tax Advisor”)2 and, if such Alternative Tax Advisor agrees to issue U.S. federal

[2]

It is understood and agreed that (a) if the Uniti Tax Advisor has not delivered the True Lease Opinions by June 1, 2020, then the Alternative Tax Advisor will commence its work at such time; and (b) if the Uniti Tax Advisor has not delivered the True Lease Opinions by July 30, 2020 for any reason, the Alternative Tax Advisor may deliver the True Lease Opinions on July 31, 2020, without regard to whether the Uniti Tax Advisor has determined that it cannot deliver the True Lease Opinions.

income tax opinions to the effect that each of the CLEC Lease and the ILEC Lease “should” constitute a “true lease,” then such opinions shall be treated as the True Lease Opinions satisfying this condition; provided, further, that the Uniti Tax Advisor or Alternative Tax Advisor, as the case may be, shall assume, for purposes of providing the True Lease Opinions, that a calculation of renewal rent based on an approach consistent with Exhibit E to the ILEC Lease or CLEC Lease would constitute the rental price that a willing renter and a willing landlord, with neither being required to act, and both having reasonable knowledge of the relevant facts, would agree to (i.e., fair market value rent) for the relevant renewal term, with such assumption based upon and assuming the delivery of representations, from each of Uniti and the Debtors, reasonably acceptable to the Uniti Tax Advisor or Alternative Tax Advisor, as the case may be, to such effect;

(v)     REIT Opinion.  Uniti has received an opinion from a nationally-recognized accounting or law firm of its choice (the “Uniti REIT Advisor”) to the effect that Uniti Group will, after the effectiveness of all of the transactions contemplated herein, continue to meet the requirements for qualification and taxation as a REIT for the year in which this Agreement becomes effective, and that Uniti Group’s then current method of operation, including the future effect of the transactions contemplated herein, will enable it to continue to meet the requirements for qualification and taxation as a REIT (a “REIT Opinion”); provided that if the Uniti REIT Advisor determines that it cannot deliver the REIT Opinion, and Windstream, after consultation with its advisors, believes that the REIT Opinion should be able to be delivered, the issue shall be submitted for consideration to a nationally recognized law firm that is mutually acceptable to both Uniti and Windstream and that has agreed to act prospectively as Uniti’s advisor on REIT qualification matters (the “Alternative REIT Advisor”) 3 and, if such Alternative REIT Advisor agrees to issue an opinion to the effect that Uniti Group will, after the effectiveness of all of the transactions contemplated herein, continue to meet the requirements for qualification and taxation as a REIT for the year in which this Agreement becomes effective, and that Uniti Group’s then current method of operation, including the future effect of the transactions contemplated herein, will enable it to continue to meet the requirements for qualification and taxation as a REIT, then such opinion shall be treated as the REIT Opinion satisfying this condition;

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It is understood and agreed that (a) if the Uniti REIT Advisor has not delivered the REIT Opinion by June 1, 2020, then the Alternative REIT Advisor will commence its work at such time; and (b) if the Uniti REIT Advisor has not delivered the REIT Opinion by July 30, 2020 for any reason, the Alternative REIT Advisor may deliver the REIT Opinion on July 31, 2020, without regard to whether the Uniti REIT Advisor has determined that it cannot deliver the REIT Opinions.

(vi)     Approvals.  The Parties shall have obtained all authorizations, consents, regulatory approvals, rulings, and documents that are necessary to implement and effectuate the Settlement; and

(vii)     Cash Payments.  Uniti shall have paid the APA Purchase Price (as defined below) and the IRU Purchase Price (as defined below) to the Windstream Entity or Entities designated by the mutual agreement of the Debtors, the Required Consenting First Lien Creditors, and the Requisite Backstop Parties (as defined in the Backstop Commitment Agreement).

Section 7.  Dismissal of Litigation; Withdrawal of Proofs of Claim.

(a)Within two business days of the Settlement Effective Date, the Parties agree to file all motions and other papers, including under Federal Rule of Bankruptcy Procedure 7041, and take any other steps reasonably necessary or desirable to cause the Adversary Proceeding (including, for the avoidance of doubt, all claims and counterclaims raised therein) to be dismissed with prejudice and without fees or costs to any Party; provided that the foregoing dismissal shall have no further force and effect (i) if this Agreement is terminated in accordance with Section 16 or (ii) if the releases set forth in Section 11 of this Agreement are reversed, stayed, modified, amended, or otherwise impacted, in each case in a manner that renders such releases ineffective in whole or in material part, for any reason and without the written consent of the Uniti Entities, and if the requirements of Section 17(x) and (y) are otherwise satisfied.

(b)Within two business days of the Settlement Effective Date, Uniti agrees to withdraw all proofs of claim filed by Uniti in the Chapter 11 Cases.  The Debtors acknowledge and agree that Uniti shall be permitted to re-file all proofs of claim (i) if this Agreement is terminated in accordance with Section 16 or (ii) if the releases set forth in Section 11 of this Agreement are reversed, stayed, modified, amended, or otherwise impacted, in each case in a manner that renders such releases ineffective in whole or in material part, for any reason and without the written consent of the Uniti Entities and if the requirements of Section 17(x) and (y) are otherwise satisfied.

Section 8.  Cash Payments.

(a)Subject to and conditioned upon the execution of the Definitive Documentation required, necessary, or desirable to implement the Settlement, Uniti hereby commits to pay to the Windstream Entity or Entities designated by the mutual agreement of the Debtors, the Required Consenting First Lien Creditors, and the Requisite Backstop Parties (as defined in the Backstop Commitment Agreement) (i) $244,549,865.10 (the “APA Purchase Price”) on the Settlement Effective Date, which payment shall be made pursuant to the Asset Purchase Agreement, (ii) $40,000,000.00 (the “IRU Purchase Price”) on the Settlement Effective Date, which payment shall be made pursuant to the IRU Agreement and (iii) $490,109,111.00 (the “Cash Consideration”) in twenty equal installments of $24,505,455.55 (the “Installment Payments”), with the first Installment Payment occurring on the fifth business day of the month that follows the Settlement Effective Date and each subsequent Installment Payment occurring on the fifth business day of the month that is three months after the month in which the previous Installment Payment was made.  The APA Purchase Price and IRU Purchase Price will constitute consideration for the Acquired Assets and the reversion of Windstream’s exclusive right to use the UOWL fiber strand miles unless such amounts are materially inconsistent with the appraisal of such assets.

(b)On or after the first anniversary of the Settlement Effective Date, Uniti shall have the right at any time and from time to time to prepay the outstanding amount of the Cash Consideration, in whole or in part, with a prepayment discount equal to 9% per annum, consistent with Exhibit B.  If Uniti elects to prepay an Installment Payment, Uniti shall identify the date upon which the Installment Payment is due, and remit to Windstream an amount equal to the Installment Payment amount discounted back to the date upon which prepayment will be furnished using a 9% discount rate based upon a 365 day calendar year.

Section 9.  Exit Financing as of Emergence.  As of the date the Debtors emerge from chapter 11, on a pro forma basis giving effect to the Debtors’ emergence (including the repayment, discharge, or extinguishment of any Indebtedness (as defined in the Term Sheet) and the incurrence of any new Indebtedness), Windstream’s total leverage ratio (as defined in the Term Sheet) will not exceed 3.00x.  For the avoidance of doubt, for the foregoing test, amounts payable in cash on account of contract cures, lease cures, administrative expenses, and/or amounts to be paid to holders of allowed general unsecured claims after emergence, in each case payable upon completion of the applicable claims resolution process before the Bankruptcy Court, shall not be considered Indebtedness.

Section 10.  Debtors’ Stipulations and Agreements.

(a)The 9019 Order shall include, among other things, the stipulations contained in paragraph B of the proposed order attached as Exhibit A to the 9019 Motion (collectively, the “Debtor Stipulations”) (it being acknowledged and agreed by each of the Parties that satisfaction of the requirements of this Section 10 is a condition precedent to the Agreement Effective Date).

(b)Effective as of the Settlement Effective Date (it being understood that if the Settlement Effective Date does not occur, the Debtors’ agreements contained in this Section 10(b) shall not be binding on the Debtors and shall not be admissible for any purpose in any judicial or administrative proceeding), the Debtors, on behalf of themselves, their estates, any of their respective past, present and future predecessors, and any of the Windstream Successors (as defined below), agree not to commence or continue any claim or cause of action, or otherwise take any position in any judicial proceeding, administrative proceeding, or other proceeding the Bankruptcy Court, in any federal or state court, or in any other court, arbitration proceeding, administrative agency, or other forum in the United States or elsewhere, in each case that is in any way inconsistent with the position that the Master Lease is a true lease transaction in which the Uniti Parties leased the Leased Property (as defined in the Master Lease) to Holdings pursuant to the Master Lease, or that is in any other way inconsistent with the Settlement (such agreements, collectively, the “Debtor Agreements”).

Section 11.  Releases.

(a)Effective as of the Settlement Effective Date, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including the obligations and contributions of the Parties under this Agreement and the Definitive Documentation, to the fullest extent permissible under applicable law (as such law may be extended or integrated after the Settlement Effective Date), each of the Windstream Release Parties4 on behalf of themselves, their respective successors, assigns, and representatives (including, for the avoidance of doubt and without limitation, (i) each reorganized Debtor and any other successor of any Debtor existing on or after the date on which such Debtor’s plan of reorganization becomes effective, (ii) any reorganized Debtor in its capacity as a debtor or debtor-in-possession in a subsequent bankruptcy case or any other context, (iii) any trustee acting or seeking to act on behalf of the estates of any of the Debtors or any of their successors in this or any subsequent bankruptcy case or any other context, and/or (iv) any litigation or other trustee acting or seeking to act on behalf of any of the Debtors or any of their successors in this or any subsequent bankruptcy case or in any other context), and any and all other Entities who may assert or purport to assert any claim or cause of action, directly or derivatively, by, through, for, or because of any Windstream Release Party (collectively, the “Windstream Successors”), hereby conclusively, absolutely, unconditionally, irrevocably, and forever waives, releases, acquits, and discharges each of the Uniti Release Parties5 from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors or their estates, that such Entity would be or would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Windstream Entities, the business and contractual arrangements between any Windstream Entity and any Uniti Entity, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Uniti Arrangement and any transactions related thereto, the Master Lease and any and all other payments made, investments undertaken, or value transfers of any kind, in each case that flowed from any Windstream Entity to any Uniti Entity (regardless of whether any such party is or is not a party to the Master Lease or any other agreement to use the MLA Leased Property), the Separation and Distribution Agreement and the other 2015 Sale Documents, this Agreement, the Definitive Documentation, the Settlement and any transactions related thereto, the Chapter 11 Cases and the filing thereof, the transfer of certain assets and property and the assignment of certain executory contracts to Uniti pursuant to the

[4]

“Windstream Release Parties” means, collectively, and in each case solely in its capacity as such, (i) the Debtors, (ii) the Debtors’ estates, (iii) any current and former Affiliates of the Debtors, and (iv) each of the Debtors’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, Affiliates, managed accounts or funds, and each of their respective current and former equity holders, officers, directors, managers, principals, shareholders, members, management companies, fund advisors, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

[5]

“Uniti Release Parties” means, collectively, and in each case solely in its capacity as such, (i) the Uniti Entities, (ii) any current and former Affiliates of the Uniti Entities, and (iii) each of the Uniti Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, Affiliates, managed accounts or funds, and each of their respective current and former equity holders, officers, directors, managers, principals, shareholders, members, management companies, fund advisors, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.  The Windstream Release Parties and Uniti Release Parties, in their capacities as parties providing releases, are together referred as the “Releasing Parties” herein and the Windstream Release Parties and the Uniti Release Parties, in their capacities as parties receiving releases, are together referred as the “Released Parties” herein.

Assignment Agreement, APA, and other Definitive Documentation, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Uniti Arrangement, Master Lease, the Separation and Distribution Agreement and the other 2015 Sale Documents, this Agreement, the Settlement, or the Definitive Documentation, or any transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Uniti Arrangement, Master Lease, the Separation and Distribution Agreement and the other 2015 Sale Documents, this Agreement, the Settlement, or any of the Definitive Documentation, the pursuit of the Uniti Arrangement, the 9019 Order, or the Settlement, the administration and implementation of the Settlement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place or existing on or before the Settlement Effective Date (collectively, the “Windstream Released Claims”).  For the avoidance of doubt and without limiting the scope of the foregoing, the Windstream Released Claims shall include all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever that were or could have been asserted in the Adversary Proceeding, that arise from or relate to, in whole or in part, any other transactions, occurrence, or facts described or alleged in the Amended Complaint or the Answer, any claim to characterize the Master Lease as anything other than a true lease or the Uniti Arrangement as anything other than a true sale transaction and a true lease transaction, any claim by any party to characterize the ILEC Lease and/or the CLEC Lease as anything other than a true lease at any time including in any future bankruptcy or any other context, and any other claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities that are inconsistent with the Debtor Stipulations or the Debtor Agreements.

(b)Effective as of the Settlement Effective Date, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including the obligations and contributions of the Parties under this Agreement and the Definitive Documentation, to the fullest extent permissible under applicable law (as such law may be extended or integrated after the Settlement Effective Date), each of the Uniti Release Parties, on behalf of themselves, their respective successors, assigns, and representatives, and any and all other Entities who may assert or purport to assert any claim or cause of action, directly or derivatively, by, through, for, or because of any Uniti Release Party hereby conclusively, absolutely, unconditionally, irrevocably, and forever waives, releases, acquits, and discharges each of the Windstream Release Parties from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors or their estates, that such Entity would be or would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Windstream Entities, the business and contractual arrangements between any Windstream Entity and any Uniti Entity, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Uniti Arrangement and any transactions related thereto, the Master Lease and any and all other payments made, investments undertaken, or value transfers of any kind, in each case that flowed from any Windstream Entity to any Uniti Entity (regardless of whether any such party is or is not a party to the Master Lease or any other agreement to use the MLA Leased Property), the Separation and Distribution Agreement and the other 2015 Sale Documents, this Agreement, the Definitive Documentation, the Settlement and any transactions related thereto, the Chapter 11 Cases and the filing thereof, the transfer of certain assets and property and the assignment of certain executory contracts to Uniti pursuant to the Assignment Agreement, APA, and other Definitive Documentation, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Uniti Arrangement, Master Lease, the Separation and Distribution Agreement and the other 2015 Sale Documents, this Agreement, the Settlement, or the Definitive Documentation, or any transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Uniti Arrangement, Master Lease, the Separation and Distribution Agreement and the other 2015 Sale Documents, this Agreement, the Settlement, or any of the Definitive Documentation, the pursuit of the Uniti Arrangement, the 9019 Order, or the Settlement, the administration and implementation of the Settlement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place or existing on or before the Settlement Effective Date (collectively, the “Uniti Released Claims” and, together with the Windstream Released Claims, the “Released Claims”).  For the avoidance of doubt and without limiting the scope of the foregoing, the Uniti Released Claims shall include all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever that were or could have been asserted in the Adversary Proceeding, that arise from or relate to, in whole or in part, any other transactions, occurrence, or facts described or alleged in the Amended Complaint or the Answer or any claim to characterize the Master Lease as anything other than a true lease or the Uniti Arrangement as anything other than a true sale transaction and a true lease transaction, any claim by any party to characterize the ILEC Lease and/or the CLEC Lease as anything other than a true lease at any time including in any future bankruptcy or any other context, and any other claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities that are inconsistent with the Debtor Stipulations or the Debtor Agreements.

(c)The releases set forth herein are intended to release known and unknown claims as described herein.  The Parties know that presently unknown or unappreciated facts could materially affect the claims or defenses of the Parties relating to the issues being settled in this Agreement and the desirability of entering into this Agreement.  It is nevertheless the intent of the Parties to give the full and complete releases provided in Sections 11(a) and (b) of this Agreement.  To that end, the Parties expressly waive and relinquish any and all provisions, rights, and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, that is similar, comparable or equivalent to Section 1542 of the California Civil Code.  The Parties acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Parties, being aware of California Civil Code Section 1542, hereby expressly, knowingly, and intentionally waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.  The Parties acknowledge and agree that this waiver has been separately bargained for and is an essential and material term of this Agreement, without which the consideration relating hereto would not have been delivered.

(d)Each of the Releasing Parties hereby agrees and covenants not to, and shall not, commence or prosecute, or assist or otherwise aid any other entity in the commencement or prosecution of, whether directly, derivatively or otherwise, any Released Claims.  If any Releasing Party violates the foregoing covenant, such breaching Releasing Party agrees to pay, in addition to such other damages sustained by any non-breaching Releasing Party or Released Party as a result of such violation, all attorneys’ fees and costs incurred by any non-breaching Releasing Party or Released Party as a result of such violation.

(e)Notwithstanding the foregoing Sections 11(a) through (d), nothing in this Agreement is intended to release the Parties’ rights and obligations under this Agreement or any other Definitive Documentation, nor bar the Parties from seeking to enforce or effectuate this Agreement or any of the Definitive Documentation.

Section 12.  Bar Order.  The 9019 Order shall include, among other things, the bar order and other injunctive provisions contained in paragraphs 6 through 10 of the proposed order attached as Exhibit A to the 9019 Motion (it being acknowledged and agreed by each of the Parties that satisfaction of the requirements of this Section 12 is a condition precedent to the Agreement Effective Date).

Section 13.  Transfer of Property; Creation of an Express Trust.

(a)If, at any time or from time to time (whether prior to or after the Settlement Effective Date), notwithstanding the Debtor Stipulations, the Debtor Agreements, the releases contained in Section 11 of this Agreement, and the 9019 Order, any Debtor or any Windstream Successor is deemed, determined, or discovered to have legal title or a beneficial interest in any of the MLA Leased Property, CLEC Leased Property, or ILEC Leased Property (collectively, the “Subject Property”), or to otherwise have any right or interest in the Subject Property exceeding a tenant’s temporary right of possession and use of the Subject Property upon the terms and conditions of the Master Lease, CLEC Lease, or ILEC Lease, as applicable, such Debtor or Windstream Successor, as applicable, shall promptly transfer, or cause to be transferred, such legal title, beneficial interest, or other rights or interests in the Subject Property to the Uniti Entity or Uniti Entities designated by Uniti Group.

(b)Prior to any such transfer or transfers, the Debtors, on behalf of themselves and the Windstream Successors, agree that such legal title, beneficial interest, or other rights or interests in the Subject Property are held, and have always been held ab initio (but no earlier than April 24, 2015), by the relevant Debtor or Windstream Successor solely in its capacity as a trustee, and that such legal title, beneficial interest, or other rights or interests in the Subject Property shall be held and maintained by the relevant Debtor or Windstream Successor, as trustee, for the sole benefit of, and in trust for, Uniti, as beneficiary, for (i) the purpose of completing the transfer or transfers required by Section 13(a) of this Agreement and (ii) a term not to exceed the date on which the transfer or transfers required by Section 13(a) of this Agreement have been completed.

(c)The Windstream Release Parties, on behalf of themselves and the Windstream Successors, (i) represent and warrant that Section 13(b) of this Agreement is intended to, and does, create a valid trust under the laws of the State of New York and (ii) agree not to take any position in any judicial proceeding, administrative proceeding, or other proceeding in the Bankruptcy

Court, in any federal or state court, or in any other court, arbitration proceeding, administrative agency, or other forum in the United States or elsewhere, including in any future bankruptcy case of any of the Debtors or Windstream Successors, in each case that is in any way inconsistent with the foregoing clause (c)(i).

Section 14.  Representations.

(a)Each Party represents and warrants that it (i) has the full power to and is authorized and empowered to execute and deliver this Agreement and to bind the Party or Parties on whose behalf it has executed this Agreement (subject, solely in the case of the Debtors, to the approval of the Bankruptcy Court), (ii) has been represented by counsel, or has had the full opportunity to be represented by counsel, in connection with entering into this Agreement, (iii) has carefully read this Agreement and knows and understands the contents thereof, (iv) understands and agrees to all provisions of this Agreement, and (v) has freely and voluntarily caused the Agreement to be executed without duress and, except as stated in this Agreement, without reliance upon any statement, inducement, or representation of any of the Parties or their respective representatives concerning the nature and extent of any damages or injuries and/or legal liability thereof, (vi) has ownership and control of the claims, causes of action, and other matters being released sufficient to grant the releases of those claims, causes of action, and other matters contemplated by this Agreement, and (vii) has not assigned the claims, issues, causes of action, or other matters alleged or released and discharged by this Agreement.

(b)The Debtors and the Uniti Entities each represent that, to its knowledge after reasonable diligence and consultation with its professional advisors, it is not aware as of the execution of this Agreement of any fact or circumstance that would prevent the True Lease Opinions or the REIT Opinion from being rendered in connection with the consummation of the Agreement, subject to the terms and provisions of the Definitive Documentation and the conclusions of the Appraiser.

Section 15.  Amendments, Waivers, and Modifications.  Except as otherwise provided herein, no supplement, modification, amendment, or waiver of this Agreement shall be binding, unless executed in writing by the Debtors, the Uniti Entities, and, while the Plan Support Agreement remains effective, the Required Consenting Creditors.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar.

Section 16.  Termination. This Agreement and the obligations of all Parties hereunder may be terminated by (i) mutual written agreement of the Debtors and the Uniti Entities, (ii) the Uniti Entities if the Bankruptcy Court has not entered the 9019 Order by May 11, 2020, or (iii) the Debtors or the Uniti Entities if Uniti has not received the True Lease Opinion and REIT Opinion by July 31, 2020, in each case not as a result of the terminating Party’s action or inaction.  In the event this Agreement is terminated, this Agreement and all other Definitive Documentation shall be void ab initio and shall have no further force and effect and the status quo ante shall be restored for each of the Parties; provided, that Sections 14 through 35 of this Agreement shall survive such termination.  The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action or delivering any notice necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms of this Agreement.

Section 17.  Reversal.

(a)If, after the Settlement Effective Date occurs, the releases set forth in Section 11 of this Agreement are reversed, stayed, modified, amended, or otherwise impacted, in each case in a manner that renders such releases ineffective in whole or in material part, for any reason and without the written consent of the Parties (a “Reversal”), then (x) the Debtors shall promptly return to Uniti any and all payments, investment, or value transfers of any kind that flowed from any Uniti Entity to any Debtor under this Agreement or any of the Definitive Documentation, including, but not limited to, transfers with respect to the APA Purchase Price, the IRU Purchase Price, Installment Payments, GCIs, and Equipment Loan Program, (y) Uniti shall promptly return to Windstream any and all payments or value transfers of any kind that flowed from any Debtor to any Uniti Entity under this Agreement or any of the Definitive Documentation, including, but not limited to, the reversion of rights to certain UOWL fiber strand miles, the Fiber IRU Acquisition, and GCI Rent, and (z) subject to and only upon the satisfaction of the requirements in the foregoing clauses (x) and (y) (provided, that if Windstream or Uniti is unable to satisfy its obligations under clauses (x) and (y) in cash, such Parties may satisfy such obligations with non-cash assets valued as mutually agreed by the Parties or as determined by an independent third party appraiser reasonably acceptable to both Parties), the status quo ante shall be restored for each of the Parties and each of the Parties shall have the right to pursue litigation of the Released Claims (including by recommencing the Adversary Proceeding) nothing in this Agreement or the Definitive Documentation shall be deemed a concession or admission in such litigation, and the Parties will schedule a trial as soon as reasonably practicable. For the avoidance of doubt, it is understood and agreed that unless a Reversal occurs in a manner that permits prosecution of Released Claims against Uniti, Uniti shall not be relieved of its obligations under the Definitive Documentation.

(b)The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action or delivering any notice necessary to effectuate transfers contemplated by Section 17(a) of this Agreement.

Section 18.  No Admission.  Except as expressly set forth herein, neither the negotiation, nor the performance, nor the terms and conditions of this Agreement shall be deemed or construed to be an admission of wrongdoing, liability, or otherwise by any Party for any purpose.  If the transactions contemplated by this Agreement are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights pursuant to Federal Rule of Evidence 408, the mediation and mediation privilege and any applicable state rules.

Section 19.  Construction.  This Agreement has been jointly drafted by the Parties at arms’ length and each Party has had access to and the opportunity to consult with independent legal counsel and to comment fully on the Agreement.  No Party shall be deemed to be the drafter of this Agreement for any purpose.  Accordingly, this Agreement shall be interpreted and construed in a neutral manner in accordance with the plain meaning of the language contained herein and shall not be presumptively construed against any Party, and no provision of this Agreement shall be applied or interpreted by reference to any rule construing provisions against the drafter.

Section 20.  Governing Law and Jurisdiction.  This Agreement and the rights and duties of the Parties hereunder will be governed by and construed, enforced and performed in accordance with the Bankruptcy Code (to the extent applicable) and the laws of the State of New York, without giving effect to the principles of conflicts of laws that would require the application of the law of any other jurisdiction.  Each Party aggress and consents that the exclusive jurisdiction and venue for any dispute relating to this Agreement shall be the United States Bankruptcy Court for the Southern District of New York.

Section 21.  Waiver of Right to Trial by Jury.  Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between any of the Parties arising out of, connected with, relating to, or incidental to the relationship established between any of them in connection with this Agreement.  Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

Section 22.  Entire Agreement.  When the Parties execute this Agreement, it, including all Exhibits and Schedules, shall constitute the entire agreement among the Parties on the subjects addressed in the Agreement.  All prior and contemporaneous conversations, agreements, understandings, covenants, representations, and negotiations with respect to the subject matter hereof are merged in this Agreement and superseded hereby.  No Party has relied on any representation, warranty, or other undertaking or promise not expressly included in this Agreement and the Parties disclaim the existence of any and all implied representations, warranties, or other undertakings or promises not expressly included in this Agreement.  No contrary or supplementary oral agreement shall be admissible in a court to contradict, alter, supplement, or otherwise change the meaning of this Agreement.

Section 23.  Severability.  The substantive provisions of this Agreement are mutually dependent, integrated, essential, and not severable.

Section 24.  Survival.  The terms, conditions, representations, and warranties contained in this Agreement shall survive the execution of this Agreement and the dissolution of any Party, and shall be fully binding on upon the successors or assigns of each Party, including each of the Windstream Successors.

Section 25.  Defense.  So long as this Agreement is not terminated in accordance with its terms, this Agreement may be pleaded as a full and complete defense to any subsequent action or other proceeding arising out of, relating to, or having anything to do with, any and all of the claims, counterclaims, judgments, issues, defenses, or other matters alleged or specifically released and discharged by this Agreement, except as otherwise provided in the Agreement.

Section 26.  Conflict.  In the event of any conflict between the terms of this Agreement and the terms of the 9019 Order, the terms of the 9019 Order shall govern.  In the event of any conflict between the terms of this Agreement and the terms of the Term Sheet, the terms of this Agreement shall govern.  In the event of any conflict between the terms of this Agreement and the terms of the Plan Support Agreement, the terms of this Agreement shall govern.

Section 27.  Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder, in each case without any requirement of posting a bond or other undertaking.  Such remedies, however, shall be cumulative and not exclusive and shall be in addition to any other remedies that the Parties may have under this Agreement or otherwise.

Section 28.  Exercise of Remedies.  No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or be construed as a waiver or variation of it or preclude its exercise at any subsequent time, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

Section 29.  Automatic Stay.  The Debtors acknowledge and agree that the exercise of any right or remedy provided by law under or pursuant to this Agreement or the Definitive Documentation by any Party during the pendency of the Chapter 11 Cases shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code and the Debtors shall not take any action or position inconsistent with such acknowledgement and agreement; provided that nothing herein shall prejudice any Party’s right to argue that the exercise of any right or remedy was not proper under the terms of the Agreement or the Definitive Documentation.

Section 30.  Successors and Assigns.

(a)This Agreement and all of the terms, conditions and provisions hereof, shall be binding upon and inure to the benefit of the Parties hereto and their respective employees, agents, representatives, heirs, successors and assigns, including any trustee appointed in the Chapter 11 Cases, any chapter 7 bankruptcy trustee if the Chapter 11 Cases are converted, any litigation trust or other estate representative appointed under the Plan, and/or any Windstream Successor.

(b)This Agreement, and the rights, interests, and obligations hereunder, may not be assigned by any Party (by operation of law or otherwise) without the express written consent of the other Parties.  Any attempted or purported assignment in violation of this Section 30 will be deemed void ab initio.

Section 31.  No Third-Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this agreement.

Section 32.  Limitation on Assignment.  No Party shall assign its rights or obligations under this Agreement without the prior consent of the other Parties.

Section 33.  Expenses and Fees.  Except as otherwise set forth herein, each Party shall be responsible for the payment of its own fees, expenses, and disbursements and those of its respective agents, representatives, and counsel that have risen, could have arisen, or that may arise in connection with the Chapter 11 Cases and the Adversary Proceeding, including fees, expenses, and disbursements related to this Settlement.

Section 34.  Title and Headings.  All titles and headings contained in this Agreement are for convenience of reference only and will not be construed to limit or extend the terms of this Agreement.

Section 35.  Counterparts.  This Agreement may be executed in multiple counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  For purposes of this Agreement, facsimile or PDF signatures shall be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.

Section 36.  Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) when sent by email (with read receipt received or receipt acknowledged by the recipient), (c) one business day following the day sent by reputable overnight courier (with written confirmation of receipt), or (d) when received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses and representatives (if applicable) set forth below (or to such other addresses and representatives as a Party may designate by notice to the other Parties in accordance with this section):

(a)If to the Debtors, then to:

Windstream Holdings, Inc.

Attn: Kristi M. Moody

4001 Rodney Parham Road

Little Rock, AR 72212

Email:kristi.moody@windstream.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

Attn: Stephen E. Hessler

Brad Weiland

601 Lexington Avenue

New York, NY 10022

Email:shessler@kirkland.com

brad.weiland@kirkland.com

(b)If to Uniti, then to:

Uniti Group Inc.

Attn: Daniel Heard

10802 Executive Center Drive

Benton Building, Suite 300

Little Rock, AR 72211

Email:	daniel.heard@uniti.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

Attn: Eli Vonnegut

Elliot Moskowitz

450 Lexington Avenue

New York, NY 10017

Email:eli.vonnegut@davispolk.com

elliot.moskowitz@davispolk.com

Exhibit 10.1

WINDSTREAM HOLDINGS, INC., WINDSTREAM SERVICES, LLC, and each of their direct and indirect subsidiaries listed on Schedule 1

By:/s/ Kristi Moody

Name: Kristi Moody

Title: SVP – General Counsel and Corporate Secretary

Exhibit 10.1

ANS Connect LLC	PEG Bandwidth LA, LLC
Contact Network, LLC	PEG Bandwidth MA, LLC
CSL Alabama System, LLC	PEG Bandwidth MD, LLC
CSL Arkansas System, LLC	PEG Bandwidth MS, LLC
CSL Capital, LLC	PEG Bandwidth NJ, LLC
CSL Florida System, LLC	PEG Bandwidth NY Telephone Corp.
CSL Georgia Realty, LLC	PEG Bandwidth PA, LLC
CSL Georgia System, LLC	PEG Bandwidth Services, LLC
CSL Iowa System, LLC	PEG Bandwidth TX, LLC
CSL Kentucky System, LLC	PEG Bandwidth VA, LLC
CSL Mississippi System, LLC	Southern Light, LLC
CSL Missouri System, LLC	Talk America Services, LLC
CSL National GP, LLC	Uniti Completed Towers LLC
CSL New Mexico System, LLC	Uniti Dark Fiber LLC
CSL North Carolina Realty GP, LLC	Uniti Fiber Holdings Inc.
CSL Ohio System, LLC	Uniti Fiber LLC
CSL Oklahoma System, LLC	Uniti Group Finance 2019 Inc.
CSL Realty, LLC	Uniti Group Finance Inc.
CSL Tennessee Realty Partner, LLC	Uniti Group LP LLC
CSL Tennessee Realty, LLC	Uniti Group Inc.
CSL Texas System, LLC	Uniti Holdings GP LLC
Hunt Brothers of Louisiana, LLC	Uniti LATAM GP LLC
Hunt Telecommunications, LLC	Uniti Leasing LLC
Information Transport Solutions, Inc.	Uniti Leasing MW LLC
InLine Services, LLC	Uniti Leasing X LLC
Integrated Data Systems, LLC	Uniti Leasing XI LLC
Nexus Systems, Inc.	Uniti Leasing XII LLC
Nexus Wireless, LLC	Uniti QRS Holdings GP LLC
PEG Bandwidth DC, LLC	Uniti Towers LLC
PEG Bandwidth DE, LLC	Uniti Towers NMS Holdings LLC
Uniti Wireless Holdings LLC

By:	/s/ Daniel Heard
Name:Daniel Heard
Title:Executive Vice President –General Counsel and Secretary

[Signature Page to Settlement Agreement]

Exhibit 10.1

CSL NATIONAL, LP By: CSL NATIONAL GP, LLC, as its general partner
By:	/s/ Daniel Heard
Name:Daniel Heard
Title:Executive Vice President – General Counsel and Secretary

CSL NORTH CAROLINA REALTY, LP By: CSL NORTH CAROLINA REALTY GP, LLC, as its general partner
By:	/s/ Daniel Heard
Name:Daniel Heard
Title:Executive Vice President – General Counsel and Secretary

CSL NORTH CAROLINA SYSTEM, LP By: CSL NORTH CAROLINA REALTY GP, LLC, as its general partner
By:	/s/ Daniel Heard
Name:Daniel Heard
Title:Executive Vice President – General Counsel and Secretary

UNITI GROUP LP By: UNITI GROUP INC., as its general partner
By:	/s/ Daniel Heard
Name:Daniel Heard
Title:Executive Vice President – General Counsel and Secretary

[Signature Page to Settlement Agreement]

UNITI HOLDINGS LP By: UNITI HOLDINGS GP LLC, as its general partner
By:	/s/ Daniel Heard
Name:Daniel Heard
Title:Executive Vice President – General Counsel and Secretary

UNITI LATAM LP By: UNITI LATAM GP LLC, as its general partner
By:	/s/ Daniel Heard
Name:Daniel Heard
Title:Executive Vice President – General Counsel and Secretary

UNITI QRS HOLDINGS LP By: UNITI QRS Holdings GP LLC, as its general partner
By:	/s/ Daniel Heard
Name:Daniel Heard
Title:Executive Vice President – General Counsel and Secretary

[Signature Page to Settlement Agreement]

Exhibit 10.1

Schedule 1

A.R.C. Networks, Inc.

Allworx Corp.

American Telephone Company LLC

ARC Networks, Inc.

ATX Communications, Inc.

ATX Licensing, Inc.

ATX Telecommunications Services of Virginia, LLC

Birmingham Data Link, LLC

BOB, LLC

Boston Retail Partners, LLC

BridgeCom Holdings, Inc.

BridgeCom International, Inc.

BridgeCom Solutions Group, Inc.

Broadview Networks of Massachusetts, Inc.

Broadview Networks of Virginia, Inc.

Broadview Networks, Inc.

Broadview NP Acquisition Corp.

Buffalo Valley Management Services, Inc.

Business Telecom of Virginia, Inc.

Business Telecom, LLC

BV-BC Acquisition Corporation

Cavalier IP TV, LLC

Cavalier Services, LLC

Cavalier Telephone Mid-Atlantic, L.L.C.

Cavalier Telephone, L.L.C.

CCL Historical, Inc.

Choice One Communications of Connecticut, Inc.

Choice One Communications of Maine, Inc.

Choice One Communications of Massachusetts, Inc.

Choice One Communications of New York, Inc.

Choice One Communications of Ohio, Inc.

Choice One Communications of Pennsylvania, Inc.

Choice One Communications of Rhode Island, Inc.

Choice One Communications of Vermont, Inc.

Choice One Communications Resale, L.L.C.

Choice One of New Hampshire, Inc.

Cinergy Communications Company of Virginia, LLC

Conestoga Enterprises, Inc.

Conestoga Management Services, Inc.

Conestoga Wireless Company

Connecticut Broadband, LLC

Connecticut Telephone & Communication Systems, Inc.

Conversent Communications Long Distance, LLC

Conversent Communications of Connecticut, LLC

Conversent Communications of Maine, LLC

Conversent Communications of Massachusetts, Inc.

Conversent Communications of New Hampshire, LLC

Conversent Communications of New Jersey, LLC

Conversent Communications of New York, LLC

Conversent Communications of Pennsylvania, LLC

Conversent Communications of Rhode Island, LLC

Conversent Communications of Vermont, LLC

Conversent Communications Resale, L.L.C.

CoreComm Communications, LLC

CoreComm-ATX, Inc.

CTC Communications Corporation

CTC Communications of Virginia, Inc.

D&E Communications, LLC

D&E Management Services, Inc.

D&E Networks, Inc.

D&E Wireless, Inc.

DeltaCom, LLC

EarthLink Business, LLC

EarthLink Carrier, LLC

Equity Leasing, Inc.

Eureka Broadband Corporation

Eureka Holdings, LLC

Eureka Networks, LLC

Eureka Telecom of VA, Inc.

[Signature Page to Settlement Agreement]

Exhibit 10.1

Eureka Telecom, Inc.

Georgia Windstream, LLC

Heart of the Lakes Cable Systems, Inc.

Infocore, Inc.

InfoHighway Communications Corporation

Info-Highway International, Inc.

InfoHighway of Virginia, Inc.

Intellifiber Networks, LLC

Iowa Telecom Data Services, L.C.

Iowa Telecom Technologies, LLC

IWA Services, LLC

KDL Holdings, LLC

LDMI Telecommunications, LLC

Lightship Telecom, LLC

MASSCOMM, LLC

McLeodUSA Information Services LLC

McLeodUSA Purchasing, L.L.C.

McLeodUSA Telecommunications Services, L.L.C.

MPX, Inc.

Nashville Data Link, LLC

Network Telephone, LLC

Norlight Telecommunications of Virginia, LLC

Oklahoma Windstream, LLC

Open Support Systems, LLC

PaeTec Communications of Virginia, LLC

PaeTec Communications, LLC

PAETEC Holding, LLC

PAETEC iTel, L.L.C.

PAETEC Realty LLC

PAETEC, LLC

PCS Licenses, Inc.

Progress Place Realty Holding Company, LLC

RevChain Solutions, LLC

SM Holdings, LLC

Southwest Enhanced Network Services, LLC

Talk America of Virginia, LLC

Talk America, LLC

Teleview, LLC

Texas Windstream, LLC

The Other Phone Company, LLC

Trinet, LLC

TruCom Corporation

US LEC Communications LLC

US LEC of Alabama LLC

US LEC of Florida LLC

US LEC of Georgia LLC

US LEC of Maryland LLC

US LEC of North Carolina LLC

US LEC of Pennsylvania LLC

US LEC of South Carolina LLC

US LEC of Tennessee LLC

US LEC of Virginia LLC

US Xchange of Illinois, L.L.C.

US Xchange of Indiana, L.L.C.

US Xchange of Michigan, L.L.C.

US Xchange of Wisconsin, L.L.C.

US Xchange, Inc.

Valor Telecommunications of Texas, LLC

WaveTel NC License Corporation

WIN Sales & Leasing, Inc.

Windstream Accucomm Networks, LLC

Windstream Accucomm Telecommunications, LLC

Windstream Alabama, LLC

Windstream Arkansas, LLC

Windstream Buffalo Valley, Inc.

Windstream Business Holdings, LLC

Windstream BV Holdings, LLC

Windstream Cavalier, LLC

Windstream Communications Kerrville, LLC

Windstream Communications Telecom, LLC

Windstream Communications, LLC

Windstream Concord Telephone, LLC

Windstream Conestoga, Inc.

Windstream CTC Internet Services, Inc.

Windstream D&E Systems, LLC

Windstream D&E, Inc.

Windstream Direct, LLC

Windstream Eagle Holdings, LLC

Windstream Eagle Services, LLC

Windstream EN-TEL, LLC

Windstream Finance Corp.

Windstream Florida, LLC

Windstream Georgia Communications, LLC

Windstream Georgia Telephone, LLC

Windstream Georgia, LLC

[Signature Page to Settlement Agreement]

Windstream Holding of the Midwest, Inc.

Windstream Iowa Communications, LLC

Windstream Iowa-Comm, LLC

Windstream IT-Comm, LLC

Windstream KDL, LLC

Windstream KDL-VA, LLC

Windstream Kentucky East, LLC

Windstream Kentucky West, LLC

Windstream Kerrville Long Distance, LLC

Windstream Lakedale Link, Inc.

Windstream Lakedale, Inc.

Windstream Leasing, LLC

Windstream Lexcom Communications, LLC

Windstream Lexcom Entertainment, LLC

Windstream Lexcom Long Distance, LLC

Windstream Lexcom Wireless, LLC

Windstream Mississippi, LLC

Windstream Missouri, LLC

Windstream Montezuma, LLC

Windstream Nebraska, Inc.

Windstream Network Services of the Midwest, Inc.

Windstream New York, Inc.

Windstream Norlight, LLC

Windstream North Carolina, LLC

Windstream NorthStar, LLC

Windstream NTI, LLC

Windstream NuVox Arkansas, LLC

Windstream NuVox Illinois, LLC

Windstream NuVox Indiana, LLC

Windstream NuVox Kansas, LLC

Windstream NuVox Missouri, LLC

Windstream NuVox Ohio, LLC

Windstream NuVox Oklahoma, LLC

Windstream NuVox, LLC

Windstream of the Midwest, Inc.

Windstream Ohio, LLC

Windstream Oklahoma, LLC

Windstream Pennsylvania, LLC

Windstream SHAL Networks, Inc.

Windstream SHAL, LLC

Windstream Shared Services, LLC

Windstream South Carolina, LLC

Windstream Southwest Long Distance, LLC

Windstream Standard, LLC

Windstream Sugar Land, LLC

Windstream Supply, LLC

Windstream Systems of the Midwest, Inc.

Windstream Western Reserve, LLC

XETA Technologies, Inc.

Exhibit 10.1

Schedule 2

ANS Connect LLC

Contact Network, LLC

CSL Alabama System, LLC

CSL Arkansas System, LLC

CSL Capital, LLC

CSL Florida System, LLC

CSL Georgia Realty, LLC

CSL Georgia System, LLC

CSL Iowa System, LLC

CSL Kentucky System, LLC

CSL Mississippi System, LLC

CSL Missouri System, LLC

CSL National GP, LLC

CSL National, LP

CSL New Mexico System, LLC

CSL North Carolina Realty GP, LLC

CSL North Carolina Realty, LP

CSL North Carolina System, LP

CSL Ohio System, LLC

CSL Oklahoma System, LLC

CSL Realty, LLC

CSL Tennessee Realty Partner, LLC

CSL Tennessee Realty, LLC

CSL Texas System, LLC

Hunt Brothers of Louisiana, LLC

Hunt Telecommunications, LLC

Information Transport Solutions

InLine Services, LLC

Integrated Data Systems, LLC

Nexus Systems, Inc.

Nexus Wireless, LLC

PEG Bandwidth DC, LLC

PEG Bandwidth DE, LLC

PEG Bandwidth LA, LLC

PEG Bandwidth MA, LLC

PEG Bandwidth MD, LLC

PEG Bandwidth MS, LLC

PEG Bandwidth NJ, LLC

PEG Bandwidth NY Telephone Corp.

PEG Bandwidth PA, LLC

PEG Bandwidth Services, LLC

PEG Bandwidth TX, LLC

PEG Bandwidth VA, LLC

Southern Light, LLC

Talk America Services, LLC

Uniti Completed Towers LLC

Uniti Dark Fiber LLC

Uniti Fiber Holdings Inc.

Uniti Fiber LLC

Uniti Group Finance 2019 Inc.

Uniti Group Finance Inc.

Uniti Group LP

Uniti Group LP LLC

Uniti Holdings GP LLC

Uniti Holdings LP

Uniti LATAM GP LLC

Uniti LATAM LP

Uniti Leasing LLC

Uniti Leasing MW LLC

Uniti Leasing X LLC

Uniti Leasing XI LLC

Uniti Leasing XII LLC

Uniti QRS Holdings GP LLC

Uniti QRS Holdings LP

Uniti Towers LLC

Uniti Towers NMS Holdings LLC

Uniti Wireless Holdings LLC

Exhibit 10.1

Exhibit A

Uniti Term Sheet6

Financial Terms

[6]

Unless otherwise noted, capitalized terms used and not immediately defined herein shall have the meanings ascribed to them at a later point in this Term Sheet, the current Master Lease between Holdings and Uniti, or the agreement to which this Term Sheet is attached.

[7]

For avoidance of doubt, Year 1 means calendar year 2020 and if Windstream emerges from bankruptcy after September 30, 2020, GCI expenditures incurred by Windstream prior to emergence will be reimbursed by Uniti within 12 months post emergence, starting in the month following the date of emergence and in equal monthly installments in accordance with the payment terms herein.  If Windstream emerges prior to September 30, 2020, Uniti shall reimburse all GCI expenditures incurred by Windstream prior to emergence at emergence.

[8]

The Parties acknowledge and agree that expenditures incurred before the Effective Date in connection with CLEC to CLEC fiber replacements are eligible for reimbursement as GCIs, subject to the $70 million aggregate limit set forth herein

Uniti GCI Commitment

•Uniti commits to fund up to an aggregate of $1.75 billion of Growth Capital Improvements (“GCI”) through December 2029 based on the following calendar year schedule:

oYear 1: $125 million[7]

oYears 2-5: $225 million per year

oYears 6-7: $175 million per year

oYears 8-10: $125 million per year

•“GCI” means long-term, value-accretive fiber and related assets (including buildings, conduit, poles, easements, right of ways, permits and fixed wireless towers) in ILEC and CLEC territories owned by Uniti and leased by Windstream consistent with the historical categorization of fiber and other TCI Replacements in the current Master Lease; provided that, for the avoidance of doubt, GCIs shall not include copper Tenant Capital Improvements as defined in the Master Lease or maintenance and repair capex or opex and shall not include CLEC fiber to CLEC fiber replacements in excess of $70 million in the aggregate from the Effective Date to April 30, 2030[8] and shall only include capital improvements that qualify as “real property” for purposes of section 856 of the Internal Revenue Code, which shall include any capital improvements specifically listed as “real property” in the IRS private letter ruling received by Windstream in connection with the original spin-off of Uniti and such assets included on a schedule to the definitive lease agreements

•Windstream may credit any cumulative GCI expenditures in excess of the foregoing annual amounts towards the reimbursable amount in a subsequent period, or roll unspent annual GCI into the following annual funding period (including the period from January 1, 2030 – April 30, 2030) but not into any renewal term, provided that in no calendar year will Uniti’s funding commitment exceed $250 million, subject to payment terms for Year 1 as set forth in footnote 2

•With respect to each installment of funds constituting GCI funding by Uniti (each such installment, a “Funded Amount”), beginning on the date that is 12 months following each such funding disbursement by Uniti (the “In Service Date”) and ending on April 30, 2030, rent on such Funded Amount (the “GCI Rent”) will accrue at the Annualized Capitalization Rate (as defined below):

oThe Annualized Capitalization Rate for any given Funded Amount will be 8.0% payable beginning one year following the In Service Date of such Funded Amount

oFor any given Funded Amount, the Annualized Capitalization Rate will be 100.5% of the Annualized Capitalization Rate for such Funded Amount as of the same month during the preceding year[9]

•GCI commitments will be subject to GCI Review Standards and Windstream maintaining ongoing lease compliance

•For GCI fiber deployments in CLEC territories that have previously been identified to Uniti in Windstream’s GCI forecast only, Uniti will have the option to require that such deployment be engaged in jointly, with both Windstream and Uniti deploying the new fiber.  In these instances, Uniti agrees to fund 50% of the total cost to deploy the CLEC fiber, with any strands in excess of the original count contemplated by Windstream to be owned and operated by Uniti.  An initial payment will be made by Uniti at the beginning of the construction project based on costs agreed upon by the Parties and Uniti will bear 50% of the total cost of any overage therefrom, which will be paid by Uniti upon completion of the project.  For the remaining 50% of costs related to these GCI fiber deployments, such costs and expenditures will be included in the GCI program described above.  The Parties agree that any fiber strands paid for by Uniti, and owned and operated by Uniti, will be excluded from the Renewal Rent.

Equipment Loan Program

•During the GCI funding period (including January – April 2030), and in lieu of GCI commitments, Uniti will provide up to $125 million in the aggregate in the form of loans for equipment purchases by Windstream that Windstream demonstrates in reasonable detail is related to network upgrades or customer premises equipment to be used in connection with the operation of assets subject to either Lease; provided that, and subject to footnote 2, Uniti’s total funding commitment in any calendar year for both GCIs and equipment loans will not exceed $250 million and the equipment loan commitment will not exceed $25 million in any single year

•Uniti will have a first lien on the equipment purchased via this program and financing documents will contain other customary terms and other conditions

•Interest shall accrue at 8%

•Windstream will repay the amounts outstanding on equipment loans without incurring any early prepayment penalties and otherwise on customary terms and conditions for similar financing transactions; provided that the Parties agree to use commercially reasonable efforts to enter into terms that provide for repayment of the equipment loans at a date that is the earlier of: (i) the expiration or earlier termination of the ILEC Lease or the CLEC Lease, as applicable; (ii) the later of (a) extinguishment of the useful life of the assets or (b) the retirement of such assets from in-service; or (iii) April 30, 2030

•All equipment loans will be cross-defaulted with the ILEC Lease and/or the CLEC Lease, as applicable, so long as Windstream is the tenant under the ILEC Lease and/or the CLEC Lease

[9]

For the avoidance of doubt, the Annualized Capitalization Rate for any given Funded Amount will be: 8.0000%, 8.0400%, 8.0802%, 8.1206%, 8.1612%, 8.2020%, 8.2430%, 8.2842%, 8.3257%, and 8.3673% for months 1-12, 13-24, 25-36, 37-48, 49-60, 61-72, 73-84, 85-96, 97-108, and 109-120, respectively, following the In Service Date of such Funded Amount, but in no event will any GCI Rent accrue beyond April 30, 2030.

GCI Payment Terms

•On the 15th calendar day of each month, Windstream will provide Uniti a GCI report for the ILEC and CLEC Leases for the prior month and the amount of reimbursement Windstream seeks (“Requested Funding Amount”).  For purposes of clarification, GCI funding shall be a reimbursement of actual costs incurred by Windstream

•Within 30 days after Windstream submits the Requested Funding Amount and the required supporting documentation[10] to Uniti, Uniti will pay to Windstream the Requested Funding Amount for the prior month

•The Annualized Capitalization Rate will be payable by Windstream to Uniti on the 5th Business Day of each month following the first anniversary In Service Date for such Funded Amount

•Title to any assets funded pursuant to the Uniti GCI commitment will be owned by Uniti upon such funding

[10]	Forms of supporting documentation to be agreed in connection with definitive documentation.

Asset Purchase Terms

•Uniti shall consummate a sale of common stock yielding proceeds at least equal to, and Uniti shall pay to the subsidiary or subsidiaries of Windstream designated by the mutual agreement of the Debtors, the Required Consenting First Lien Creditors, and the Requisite Backstop Parties (as defined in the Backstop Commitment Agreement) $244,549,865.10 in cash (the “Purchase Amount”), which shall be funded through and conditioned upon the closing of a purchase of Uniti common stock yielding net cash proceeds to Uniti equal to or in excess of such amount (the “Uniti Stock Sale”)

•Uniti will acquire the following:

oWindstream dark fiber IRU contracts currently generating an estimated $21 million of EBITDA; and reversion of rights to 1.8 million Uniti-owned Windstream-leased (“UOWL”) fiber strand miles

▪1.8 million UOWL fiber strand miles consists of 1.4 million unutilized fiber strand miles and 0.4 million fiber strand miles associated with dark fiber IRU contracts transferred from Windstream to Uniti

oUniti will pay to Windstream operating & maintenance (“O&M”) equal to $350 per route mile on any additional route miles sold above and beyond the route miles currently utilized by dark fiber IRU contracts

oUniti will report new sales, including fiber strand metrics, on a monthly basis to Windstream by the 15th day of each month for the prior month’s results

•Uniti will also acquire (the “Fiber IRU Acquisition”):

oCertain Windstream-owned assets (the “Acquired Assets”) and certain fiber IRU contracts currently generating $8 million of annual EBITDA at a purchase price of $40 million in cash paid up front at the Effective Date to the subsidiary or subsidiaries of Windstream designated by the mutual agreement of the Debtors, the Required Consenting First Lien Creditors, and the Requisite Backstop Parties

oThe Acquired Assets consist of 0.4 million Windstream-owned fiber strand miles covering 4,100 route miles, subject to a grant of an IRU to Windstream described below on currently utilized Windstream strands and incremental retained strands:

▪Consists of 0.3 million unutilized fiber strand miles and 0.1 million fiber strand miles associated with dark fiber IRU contracts

▪Uniti to pay Windstream O&M equal to $350 per route mile on any route miles sold after the Effective Date, provided that Uniti will not pay O&M associated with the dark fiber IRU contracts transferred to Uniti

▪Uniti will report new sales, including fiber strand metrics, monthly to Windstream by the 15th day of each month for the prior month’s results

•In connection with the foregoing acquisitions by Uniti:

oWindstream will retain 12 fiber strands beyond what Windstream is utilizing today; provided, that if there are less than 24 unused fiber strands in a particular segment, Windstream and Uniti will split such fiber strands in accordance with Schedule A

oThe Renewal Rent during each Renewal Period will exclude the 1.4 million fiber strand miles and the 0.4 million fiber strand miles associated with UOWL dark fiber IRU contracts

oIn the event that the Fiber IRU Acquisition is consummated, for the Acquired Assets only, Uniti will grant Windstream a 20-year, zero cost, IRU for the strands currently utilized plus incremental retained strands

Cash Transfer

•Uniti will pay to the subsidiary or subsidiaries of Windstream designated by the mutual agreement of the Debtors, the Required Consenting First Lien Creditors, and the Requisite Backstop Parties $490,109,111 in 20 equal consecutive quarterly installments beginning on the 5th business day of the first month following the Effective Date (the “Cash Payments”)

•At Uniti’s option, any of the Cash Payments falling due on or after one year following the Effective Date may be prepaid.  Prepayments will be discounted at a 9% rate consistent with Schedule B

Non-Financial Terms

Parties

•Windstream Holdings, Inc. (“Holdings”), Windstream Services, LLC (“Services”), the direct and indirect subsidiaries of Services, and their successors, assigns, transferees, and subtenants, as applicable (collectively, “Windstream”), and/or one or more entities formed to acquire all or a portion of the assets of any of the foregoing as tenants, subject to any regulatory limitations

•Landlord(s) same as current Master Lease

Effective Date

•Promptly upon entry of an order approving the agreements described herein (the “Agreement”) and the satisfaction of all “true lease” and REIT compliance (the “Effective Date”), but in no event later than Windstream’s emergence from Chapter 11

[11]	Representing approximately $29 million of allocated annual payments under the current Master Lease per current data.
[12]	For purposes of this Term Sheet, the term “change of control” shall include the “Change In Control” provisions under the current Master Lease.

Master Lease Structure/ Terms

•Current Master Lease to be bifurcated into structurally similar but independent agreements governing the ILEC Facilities and the CLEC Facilities (the “ILEC Lease” and the “CLEC Lease,” respectively, and, together the “Leases,” and, each individually, a “Lease”)

oCertain CLEC copper assets will be included in the ILEC Lease[11]

oLeases shall not contain any change of control[12] restrictions (other than as provided herein)

oCross-default or cross-acceleration provisions relating to Windstream’s indebtedness will fall away upon assignment, transfer, or change of control

•All assignment, transfer, change of control, and similar provisions in the current Master Lease shall be amended and restated in each ILEC and CLEC Lease to provide that Windstream will be permitted to assign, sell, or otherwise transfer (whether in a standalone transaction, in connection with a sale of assets or equity interests, or otherwise) any of its interests in any or both of the ILEC Lease or the CLEC Lease to any entity (or any direct or indirect subsidiary or subsidiaries of such entity) that, at the time of notification of such assignment, sale, or transfer, (a) if such entity has a corporate family rating, has a corporate family rating of not less than the rating required such that the Incurrence Leverage Covenant and Maintenance Leverage Covenant do not apply to Windstream hereunder, or if such entity does not have a corporate family rating, has a total leverage ratio in compliance with the Incurrence Leverage Covenant, (b) has a net worth (exclusive of the Leased Property under such transferred Lease(s)), as calculated in accordance with GAAP, on a pro forma basis, of no less than $600 million, or (c) has an equity market capitalization, on a pro forma basis, of no less than $300 million (the “Amended Transfer Restrictions”); provided that any transfer, sale or conveyance must also satisfy REIT requirements and receive regulatory approvals, if any

•The ILEC Lease and CLEC Lease to be cross-defaulted and cross-guaranteed so long as the tenants under both Leases are affiliates of Windstream, which provisions shall automatically terminate upon any sale, conveyance, or other transfer in accordance with the Amended Transfer Restrictions; provided that if both Leases are transferred to the same assignee(s), the Leases will be cross-defaulted and cross-guaranteed

•Aggregate rent of ILEC Lease and CLEC Lease to be equivalent to the rent payments under the current Master Lease through the initial term as set forth on Schedule C, it being understood that the Parties will negotiate in good faith such modifications to Schedule C as may be necessary in order to permit the True Lease Opinions to be given as described in “Tax Matters” below

•Windstream may request that Uniti (such request not to be unreasonably withheld) sell non-core assets in ILEC territories, subject to an annual cap of $10 million on proceeds,  a portion of which will be remitted to Windstream in consideration of its leasehold interest in the sold assets and rent under the ILEC Lease not being reduced; provided that the portion remitted to Windstream will be calculated as the net present value of the remaining rent in the initial term of the ILEC Lease for the asset sold, with said rent calculated by multiplying a total capitalization rate of 8.7% by the sale price for the asset; the Parties will agree on a rate if the ILEC Lease is renewed, if necessary

•Windstream or any successor, assign, or subtenant will be permitted to sell Fiber IRUs or lease dark fiber services in ILEC and CLEC territories with term dates that extend beyond the then current term of the Lease, subject to (i) an annual cap on all such sales or leases of $10 million in gross proceeds or revenue (no more than $5 million of which may be in CLEC territories), (ii) the requirement that any Windstream successor, assign, or subtenant, reimburse Uniti at termination of the ILEC Lease or CLEC Lease the proportionate amount of IRU proceeds received relative to remaining term of the IRU at lease termination, and (iii) the requirement that such IRU or sublease does not result in a deemed sale of the assets underlying such IRU or sublease for U.S. federal income tax purposes; provided, that Windstream shall be permitted to enter into Fiber IRUs under the ILEC Lease in excess of the annual caps specified in the immediately preceding clause (i) and, for such IRUs, the current subletting provisions of the Master Lease shall apply and, further, Windstream agrees to remit to Uniti the proportionate amount of the proceeds relative to the remaining terms of the ILEC Lease and the agreement within 30 days of receipt of the proceeds by Windstream

•Requirement to maintain Leased Property and Tenant’s Property under Section 9.1 of current Master Lease will be terminated for (i) any asset Tenant has retired and replaced with a TCI Replacement; and (ii) all other retired assets with an aggregate valuation not to exceed $15 million per year or as otherwise consented to by Uniti; provided that, at Landlord’s written request, Tenant shall continue to maintain any such asset at Landlord’s sole cost and expense; provided, further, that Tenant shall be responsible for any liability resulting from the failure to maintain such retired copper asset; and provided, further, that all regulatory obligations have been satisfied by Tenant

•Uniti will be prohibited from competing in Windstream ILEC territories (for purposes of clarification, selling dark fiber or lit transport and building long haul routes with no laterals or extensions in a Windstream ILEC territory shall not be deemed competitive, but selling services originating or terminating traffic in said territories shall be deemed competitive), and, for avoidance of doubt, “Uniti” refers to Landlord and its affiliates, including Uniti Group Inc., and all existing, acquired, or newly-formed direct or indirect subsidiaries of Uniti Group Inc., any entities in common control with any such entity, and their respective successors and assigns, during the initial Term and all renewal terms of the ILEC Lease

•Uniti and its affiliates shall cease pursuing franchises in Windstream’s ILEC territories, and shall include a schedule of all franchises currently held by Uniti and its affiliates in Windstream’s ILEC territories

[13]

For purposes of the financial covenants, except where otherwise specified, “Indebtedness” will be defined to consist of (i) indebtedness for borrowed money, (ii) indebtedness evidenced by notes, bonds, debentures or similar obligations, (iii) unpaid reimbursement obligations in respect of any drawn letter of credit and (iv) lease liability under finance leases on Windstream’s consolidated balance sheet prepared in accordance with GAAP (excluding right of use liabilities pursuant to GAAP in accordance with ASU No. 2018-11, Topic 842).   If at any time any change in GAAP would affect the computation of any leverage ratio or requirement contained herein, and either Windstream or Uniti shall so request, Windstream and Uniti shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

[14]

When used in this Term Sheet, “total leverage ratio” will be calculated as the ratio of (i) Indebtedness (net of cash and cash equivalents to the extent that such cash and cash equivalents exceed $75 million at such time) to (ii) LTM EBITDA (with customary adjustments).

[15]	To include (x) Indebtedness as defined in footnote 8 and (y) any guarantee of indebtedness incurred by third parties.
[16]	To include (x) Indebtedness as defined in footnote 8 and (y) any guarantee of indebtedness incurred by third parties.

Windstream Financial Covenants

Exit Financing as of Emergence

As of the date of emergence, on a pro forma basis giving effect to Windstream’s emergence (including the repayment, discharge, or extinguishment of any Indebtedness[13] and the incurrence of any new Indebtedness), Windstream’s total leverage ratio[14] will not exceed 3.00x.  For the avoidance of doubt, for the foregoing test, amounts payable in cash on account of contract cures, lease cures, or administrative expenses, and/or amounts to be paid to holders of allowed general unsecured claims after emergence, in each case payable upon completion of the applicable claims resolution process before the Bankruptcy Court, shall not be considered Indebtedness.

Lease Financial Covenants

The ILEC Lease and the CLEC Lease will contain the following covenants:

Windstream and its subsidiaries cannot incur any Indebtedness[15] (other than (a) refinancing Indebtedness in a principal amount not exceeding the sum of (x) the principal amount of the Indebtedness refinanced, (y) the accrued and unpaid interest on such Indebtedness refinanced and any other amounts owing thereon, and (z) any customary costs, fees, or expenses incurred in connection with such refinancing or (b) drawings under its third party syndicated revolving credit facility, in an amount not to exceed $750 million (the “RCF Facility”)), if its total leverage ratio, pro forma for the incurrence of such Indebtedness, would exceed  3.00x  (such covenant, the “Incurrence Leverage Covenant” and, such ratio, the “Incurrence Leverage Ratio”).  Failure to comply with the Incurrence Leverage Covenant will constitute an event of default and Uniti will not be required to comply with its GCI commitment obligations following any such breach

If at any time (a) Windstream’s total leverage ratio exceeds 3.50x (the “Maintenance Leverage Covenant”) and (b) Windstream or any of its subsidiaries takes any of the following actions, an event of default will have occurred and Uniti will not be required to comply with its GCI commitment obligations following any such breach:

•incur any Indebtedness[16] (other than refinancing Indebtedness in a principal amount not exceeding the sum of (x) the principal amount of the Indebtedness refinanced,

(y) the accrued and unpaid interest on such Indebtedness refinanced and any other amounts owing thereon, and (z) any customary costs, fees, or expenses incurred in connection with such refinancing);

•make any dividends on its capital stock or repurchase any stock (other than dividends by subsidiaries of Windstream), or prepay any unsecured debt;

•make (a) any acquisitions or (b) investments, other than investments (1) in consolidated subsidiaries existing before the applicable date of Windstream’s non-compliance with the Maintenance Leverage Covenant and customary permitted investments, (2) in joint ventures in existence prior to the date of the applicable non-compliance with the Maintenance Leverage Covenant (and not created in contemplation thereof), or (3) with the consent of Uniti (not to be unreasonably withheld); provided that Windstream may make any acquisition if, on a pro forma basis (including customary pro forma cash cost savings adjustments as long as such adjustments are factually supportable, expected to be realized within fifteen months and do not exceed, in the aggregate, 17.5% of EBITDA (calculated before giving effect to such adjustments)), its total leverage ratio would be lower than immediately prior to such acquisition; or

•enter into any transaction with any investor in Windstream  (or any entity controlled by any such investor) who has one or more of its representatives on the Windstream Board of Directors, unless (i) Uniti consents to the entry into such transaction (such consent not to be unreasonably withheld) or (ii) such transaction is (x) in the ordinary course of business or (y) to continue or renew management, consultancy, or advisory services pursuant to any engagement entered into before the applicable date of Windstream’s non-compliance with the Maintenance Leverage Covenant on the same terms as before the applicable date of such non-compliance (it being understood that, solely with respect to clause (y), any such agreements, whether entered into before or after the applicable date of such non-compliance, shall be on terms consistent with those that would be obtained at arms’-length and shall be approved by disinterested directors)

If (a) any bankruptcy event of default (which, in the event of an involuntary bankruptcy, shall occur only upon issuance of an order for relief or on the 60th day following commencement of the case if the case shall not have been dismissed at such time), or (b) any payment event of default or any other event of default under any Material Indebtedness (as defined in the Master Lease) has occurred and, in the case of clause (b), such event of default has not been waived or cured, such event of default shall constitute an event of default under the Leases and Uniti will not be required to comply with its GCI commitment obligations following any such breach

Notwithstanding anything to the contrary herein, the Leases shall provide that the Incurrence Leverage Covenant and the Maintenance Leverage Covenant shall not apply at any time that Windstream maintains a corporate family rating of not less than (i) “B2” (stable) by Moody’s and (ii) either “B” (stable) by S&P or “B” (stable) by Fitch.  Windstream must provide to Uniti (i) periodic certifications with respect to the foregoing covenants and (ii) copies of all information and certifications required to be provided to Windstream’s lenders under the RCF Facility (both subject to confidentiality provisions consistent with those governing the sharing of information with lenders under such facility)

Rent Offset

•In the event Uniti defaults on or otherwise fails to timely satisfy the required funding of any GCI project, the equipment loan program, the Cash Payments, or any other payment obligation agreed to as part of the transactions contemplated hereby and Windstream is in compliance with the terms of the ILEC Lease and CLEC Lease, then any amounts remaining unfunded after 30 days shall be automatically deducted from the subsequent rent payment or payments (as necessary) otherwise owed by Windstream (provided that Windstream shall, to the extent not stayed or prohibited by applicable law, provide notice to Uniti of any default or failure triggering an offset right within the 30 days prior to the occurrence of the resulting offset)

•Any GCI for which Windstream offsets rent payments shall become assets owned by Uniti and shall be constructed and otherwise comply with all terms and conditions of the applicable Lease as if such GCI was funded by Uniti

Transfer Rights / Uniti Securitization Rights

•ILEC Lease and CLEC Lease will permit each of Uniti and Windstream to transfer its respective rights and obligations under the applicable Lease (including future GCI funding that will not exceed the “pro rata portion” – as such phrase will be more particularly defined in the Leases – of GCI funding in connection with either Lease), and will allow Uniti to otherwise monetize or encumber the applicable Lease, except that Uniti will not be permitted to transfer its interest in either Lease to a Windstream Competitor

•Windstream and Uniti to cooperate regarding any contemplated (i) assignments, transfers, or sales or (ii) securitization, participation, or other monetization of Lease rents, and the Leases will include customary provisions to affect such transactions

Credit Rating Reports / Preview Reports	•Windstream and Uniti will use reasonable efforts to assist the other in its credit rating agency process, including providing information as requested

[17]	“IRR” means unlevered IRR as calculated using a model approved and certified annually by the Windstream Board of Directors, a live copy of which is delivered to Uniti.

General

•The Parties agree to mutual releases from any and all liability related to all legal claims and causes of action

•Thresholds and other relevant provisions of the Master Lease will be conformed to the bifurcation of the Master Lease into the ILEC Lease and the CLEC Lease and other terms herein

•The Parties agree that Uniti has no consent rights over Windstream’s business plan, including Windstream’s network deployment strategies, except for compliance with GCI Review Standards for  GCI funding where IRR[17] is below 9%, provided that Windstream can make investments of up to $60mm (the “Sub-Hurdle Allocation”) per year through 2029 toward projects with an IRR below 9% without Uniti’s consent, provided, further, that RDOF and any similar federal or state broadband subsidies are deemed subsidies in calculating project IRR

•The Parties will agree that neither they nor any of the members of their respective management or boards of directors will directly (or indirectly on their express instruction) make, publish or issue (or cause to be made, published or issued) any statement or communication (whether written, oral or otherwise) in any form of media that (i) in the case of Uniti, disparages Windstream or members of Windstream’s management or board of directors and (ii) in the case of Windstream, disparages Uniti or members of Uniti’s management or board of directors

•Statements or communications (whether written, oral or otherwise) made, published or issued in any form of media in any of the following circumstances will not be considered disparaging:

oproviding truthful and complete required legal testimony;

oresponding truthfully and completely to formal requests for information; or

omaking truthful and complete disclosures,

so far as necessary or advisable to enable either Party to comply with applicable law, regulation or statute in connection with or arising out of a court, arbitral, administrative or regulatory investigation or proceeding of competition jurisdiction

Uniti agrees to keep confidential any information provided by Windstream regarding GCI expenditures for the following year or any projections for multi-year periods and any information regarding compliance with financial covenants, until Windstream publicly discloses such information in accordance with applicable law; provided that (i) Uniti may use such information in preparing its own projections and guidance that it shares with rating agencies, financing sources, and the public market and (ii) Uniti may share such information with its accountants, attorneys and other advisors who are subject to confidentiality arrangements

Tax Matters

•Certain Representations and Covenants

oIn connection with the entry into definitive agreements regarding the transactions contemplated in this Term Sheet, Uniti and Windstream each will represent to the other that, to its knowledge after reasonable diligence and consultation with its professional advisors, it is not then aware of any fact or circumstance that would prevent the True Lease Opinions or the REIT Opinion (each, as defined below) from being rendered in connection with the consummation of the Agreement, subject to enumerated conditions, assumptions, or exceptions to be resolved as promptly as practicable after entry into a definitive agreement regarding the transactions contemplated in this Term Sheet

oEach of Uniti and Windstream shall make available, and shall use its reasonable best efforts to cause its professional advisors, including its counsel and its appraisers, to make available to the other party and its professional advisors on a reasonable basis such information, including underlying diligence materials,  regarding the status and substance of the first party’s professional advisors’ analysis of true lease and REIT issues, including the analysis performed by the appraiser, as the other party may reasonably request; provided that to the extent any relevant information is determined by Uniti in its sole discretion to be commercially sensitive, advisors to Uniti and Windstream shall determine whether such materials should be shared on an “advisors only” basis; provided, further, that Uniti will not be required to share materials subject to attorney-client privilege or a confidentiality obligation owed to a third party

•True Lease Opinion

oAs a condition precedent to the effectiveness (but not the approval) of the Agreement, either:

▪Uniti must receive an opinion to the effect that each of the CLEC Lease and the ILEC Lease “should” be a “true lease” for U.S. federal income tax purposes from a nationally recognized accounting or law firm of Uniti’s choice (the “True Lease Opinions” and such accounting or law firm the “Uniti Tax Advisor”); or

▪If the Uniti Tax Advisor determine that it cannot deliver the True Lease Opinions, and Windstream, after consultation with its advisors, believes that the True Lease Opinions should be able to be delivered, the issue shall be submitted for consideration by a nationally recognized law firm or accounting firm that is mutually acceptable to both Uniti and Windstream (the “Alternative Tax Advisor”) and, if such Alternative Tax Advisor agrees to issue U.S. federal income tax opinions to the effect that each of the CLEC Lease and the ILEC Lease “should” constitute a “true lease,” such opinions shall be treated as the True Lease Opinions satisfying this condition

oUniti and Windstream agree that each of them, and their officers and employees, will use best efforts to cause the True Lease Opinions to be issued promptly; provided that Uniti promptly will engage a nationally recognized accounting or valuation firm (the “Appraiser”) to undertake valuation, appraisal and other analysis incidental thereto in order to facilitate the issuance of the True Lease Opinions; provided, further, that Uniti will reasonably request of the Appraiser that the terms of the Appraiser’s engagement shall allow Windstream to rely upon any of the Appraiser’s reports for its own analysis of the status of each of the ILEC Lease and the CLEC Lease as a “true lease”; provided, further, that the Appraiser’s refusal to grant or grant without conditions such reasonable request shall not preclude Uniti from engaging such Appraiser

•Uniti Go-Forward REIT Status

oAs a condition precedent to the effectiveness (but not the approval) of the Agreement, either

▪Uniti must receive an opinion from a nationally-recognized accounting or law firm of its choice (the “Uniti REIT Advisor”) to the effect that Uniti will, after the effectiveness of all of the transactions herein, continue to meet the requirements for qualification and taxation as a REIT for the year in which the Agreement becomes effective, and that Uniti’s then current method of operation, including the future effect of the transactions herein, will enable it to continue to meet the requirements for qualification and taxation as a REIT (a “REIT Opinion”); or

▪If the Uniti REIT Advisor determines that it cannot deliver the REIT Opinion, and Windstream, after consultation with its advisors, believes that the REIT Opinion should be able to be delivered, the issue shall be submitted for consideration by a nationally recognized law firm that is mutually acceptable to both Uniti and Windstream and that has agreed to act prospectively as Uniti’s advisor on REIT qualification matters (the “Alternative REIT Advisor”) and, if such Alternative REIT Advisor agrees to issue an opinion to the effect that Uniti will, after the effectiveness of all of the transactions herein, continue to meet the requirements for qualification and taxation as a REIT for the year in which the Agreement becomes effective, and that Uniti’s then current method of operation, including the future effect of the transactions herein, will enable it to continue to meet the requirements for qualification and taxation as a REIT, such opinion shall be treated as the REIT Opinion satisfying this condition

oUniti and Windstream agree that each of them, and their officers and employees will use best efforts to cause the REIT Opinion to be issued

Implementation

•Agreement in principle between the Parties will be announced publicly no later than March 2, 2020

•Upon announcement of an agreement in principle, all pending litigation will be stayed pending closing of the transactions contemplated hereby, without prejudice to Windstream’s right to resume prosecution

•Windstream will file a motion no later than March 12, 2020 seeking Bankruptcy Court approval of the transactions contemplated hereby by no later than April 6, 2020, subject to the Bankruptcy Court’s availability and final documentation if necessary

GCI Review Standards

•The Parties will establish a committee consisting of 3 Uniti representatives and 3 Windstream representatives to review Windstream plans for GCI expenditures for the upcoming year, with reviews occurring on mutually convenient dates in 4Q, and to include a monthly GCI forecast and funding schedule for the upcoming year, along with a 3-year annual forecast, with focus on the states targeted for 1 GIG expansion opportunities in the near term, and with responsible detail on how and where the GCI expenditures will be invested and the associated returns, including return models, target market analyses, if applicable, and types of investment (FTTN, FTTH, long haul, towers, etc.)

•The Parties shall meet quarterly for the first 3 years, then semi-annually thereafter

•Windstream agrees to provide Uniti Windstream’s actual 2020 GCI plans, consistent with the level of detail as required above and agrees to include in such plans, or to otherwise present to Uniti for reimbursement under this arrangement, only those expenditures it determines in good faith meet the definition of GCI set forth herein

•In connection with GCI expenditures, Windstream also agrees to provide items (ii) and (v) below annually and items (i), (iii), and (iv) quarterly:

(i)any certificates, licenses, new Permits or Pole Agreements or documents reasonably requested by Uniti necessary and obtainable to confirm Windstream’s use of the fiber and related assets associated with the GCI expenditures;

(ii)an Officer’s Certificate setting forth in reasonable detail the projected GCI expenditures for the following year after the conclusion of the 4Q reviews and actual GCI expenditures for each year in 1Q of the following year;

(iii)any agreements conveying title or beneficial interest to Uniti to any land, easements, or rights of way acquired for construction projects associated with the GCI free and clear of any Encumbrances except those approved by Uniti, and accompanied by an ALTA survey thereof satisfactory to Uniti;

(iv)if appropriate, endorsements to any outstanding policy of title insurance covering the assets associated with the GCI expenditures reasonably satisfactory in form and substance to Uniti; and

(v)Windstream shall deliver to Uniti “as built” drawings of the fiber and/or related assets constructed during the year, certified as accurate by the architect or engineer that supervised the work, during the 4Q planning meeting

•The Parties agree that GCI expenditures for 2020 are approved in light of Uniti’s review of the Altman report and Windstream projections for 2020

•Beginning 2021, annual and rollover GCI amounts will not require Uniti approval; nonetheless the Committee will discuss proposed GCI projects in good faith; provided that Uniti shall have the unilateral right to object to $25 million of proposed GCI expenditures annually (without such $25 million being subject to the dispute resolution described below) that Uniti determines in good faith do not comply with the GCI definition (a “Disputed GCI Expenditure”) after providing the Windstream members of the Committee an opportunity to present supporting documentation demonstrating compliance (the “Challenge Right”); provided, further, that this provision shall not apply to the $60 million Sub-Hurdle Allocation

•In the event that the Parties disagree as to whether any GCI investment above the $25 million of proposed GCI expenditures that Uniti may challenge through the Challenge Right for the applicable year is eligible for reimbursement by Uniti as a GCI  (other than on the basis that such investment does not qualify as real property), the disagreement will be brought to Altman Vilandrie or another independent third-party professional reasonably acceptable to both Parties (the costs of which shall be borne solely by Uniti), which independent third-party professional will have 10 days to make a determination with respect to such disagreement, with such determination being final and binding on the Parties.  If such independent third-party professional determines that any proposed GCI investment does not comply with the definition of GCI, then Windstream may replace such project with a replacement project or projects of equal or lesser cost.

Schedule A

Schedule B

Discount Rate	9.0%
PV of Payments	400,000,000
1	$ 24,505,456
2	$ 24,505,456
3	$ 24,505,456
4	$ 24,505,456
5	$ 24,505,456
6	$ 24,505,456
7	$ 24,505,456
8	$ 24,505,456
9	$ 24,505,456
10	$ 24,505,456
11	$ 24,505,456
12	$ 24,505,456
13	$ 24,505,456
14	$ 24,505,456
15	$ 24,505,456
16	$ 24,505,456
17	$ 24,505,456
18	$ 24,505,456
19	$ 24,505,456
20	$ 24,505,456
Sum of Payments	$ 490,109,111

Schedule C

Exhibit 10.1

Exhibit B

Discount Rate	9.0%
PV of Payments	400,000,000
1	$ 24,505,456
2	$ 24,505,456
3	$ 24,505,456
4	$ 24,505,456
5	$ 24,505,456
6	$ 24,505,456
7	$ 24,505,456
8	$ 24,505,456
9	$ 24,505,456
10	$ 24,505,456
11	$ 24,505,456
12	$ 24,505,456
13	$ 24,505,456
14	$ 24,505,456
15	$ 24,505,456
16	$ 24,505,456
17	$ 24,505,456
18	$ 24,505,456
19	$ 24,505,456
20	$ 24,505,456
Sum of Payments	$ 490,109,111

26